Exhibit 99.2

Fathom Holdings Announces Leadership Succession Plan

President and CFO Marco Fregenal Appointed CEO

Visionary Founder and CEO Joshua Harley to Remain as Founder and Chief Evangelist, Primarily Supporting Agent Growth Initiatives

Independent Director Scott Flanders Named Chair of the Board

CARY, N.C., Nov. 13, 2023 – Fathom Holdings Inc. (Nasdaq: FTHM) ("Fathom" or the "Company"), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings for brokerages and agents, today announced a leadership succession plan to support the Company’s next chapter of growth. Following a thoughtful succession planning process, with Joshua Harley’s endorsement, Fathom’s Board of Directors has appointed President and Chief Financial Officer (CFO) Marco Fregenal to the role of Chief Executive Officer (CEO), succeeding Joshua Harley, who also stepped down as Board Chair for family reasons.

As Fathom’s largest shareholder, and as part of the planned transition, Harley will remain active in the company as the Founder and Chief Evangelist, with a focus on accelerating Fathom’s agent growth, being the voice of Fathom to the industry, and further serving Fathom’s growing agent network to improve agent retention, agent referrals, and attach rate for Fathom’s ancillary businesses. Fregenal will continue to serve as CFO until the Board identifies a replacement. A global search will commence after the new year for the Company’s next CFO.

Harley founded Fathom Holdings in 2010 as an innovative, asset-light, technology-enabled business designed to endure all market environments while empowering agents to realize their full business and earning potential. During his tenure as Chair and CEO, the Company experienced unprecedented growth in revenue and agents while expanding nationwide and launching its ancillary businesses. Harley has instilled the principles of servant leadership across all the Company’s brands and as a result, Fathom has received some of the highest rankings and employee/agent satisfaction among all real estate companies. In addition to serving as the Founder and Chief Evangelist, Harley will provide his guidance and expertise to the Company to ensure a smooth transition.

Fregenal has served as Fathom’s CFO since 2012 and its President since 2018. Previously, Fregenal served as the Company’s Chief Operating Officer (COO) from 2012 through 2017. He has served on Fathom’s Board since 2019 and is a proven leader with extensive experience overseeing Fathom’s operations. Under his leadership, Fathom has diversified its market presence, delivered innovative sustainable technologies, and completed multiple acquisitions, which have collectively contributed to record results.

“It is my honor to announce that Marco Fregenal will be stepping into the role of CEO to help lead Fathom going forward,” said Harley. “He has far more experience in growing established businesses like ours has become and I am confident in his abilities and thoughtful decision process. Marco is a respected and accomplished leader, celebrated for his consistent track record of achievements, as well as his unwavering dedication to Fathom's mission, culture, and team. Marco's commitment to servant leadership gives me confidence that our company will preserve the foundational culture that has propelled it to greatness, all the while steadfastly pursuing our growth strategy. Founding and leading this remarkable company has been one of the most profound privileges of my life. My transition to my new role underscores our dedication to bolstering our agent growth initiatives. We remain steadfast in our belief that there is a substantial opportunity ahead of us to capture market share and position Fathom for accelerated growth.”

Fregenal commented: “I am honored to take the helm at Fathom at this exciting time in the Company’s evolution. My partnership with Josh, dating back to 2012, has been a privilege, and I'm excited to carry forward his legacy by further strengthening the substantial progress we've made so far. I look forward to continuing to work closely with Josh and our experienced senior leadership team and employees to ensure the long-term success of the business.”

Fathom also announced that it has appointed independent director Scott Flanders as Chair of the Board of Directors, succeeding Joshua Harley. Flanders has served on the Company’s Board since August 2022. He has served on a number of Boards of Directors, and in executive management positions of several high-profile public companies. Most recently, Flanders was Chief Executive Officer and a board member at eHealth, Inc., an online marketplace for health insurance.

Flanders, added: “Today's announcement represents the culmination of a thorough succession planning process, and we are confident Marco's appointment ensures continuity of strategy, leadership, and financial performance. Marco has the financial acumen and operational expertise to guide Fathom forward and focus on maximizing long-term stakeholder value creation. We are confident Fathom will benefit from his leadership and vision. On behalf of the entire Board, I also want to recognize and thank Josh for his invaluable contributions to Fathom’s growth. Josh has been instrumental in growing Fathom’s presence nationwide, and we’re deeply grateful for his leadership and guidance. We look forward to his continued contributions as Founder and Chief Evangelist and have left the door open for Josh to return to as CEO and Board Chair, at some point in the future.”

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Dagley Insurance, Encompass Lending, intelliAgent, LiveBy, Real Results, and Verus Title. For more information, visit www.FathomInc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains "forward-looking statements," including, but not limited to, the company's ability to significantly bring more mortgage business to its loan officers. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: reliance on key personnel; risks related to acquisitions; risks related to general economic and real estate industry conditions, including interest rates and litigation; risks in effectively managing rapid growth in our business; competitive risks; and the other risk factors set forth from time to time in our SEC filings, copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Alex Kovtun and Matt Glover
Gateway Group, Inc.

949-574-3860
FTHM@gateway-grp.com